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                                      July 15, 1998











Henry Company
2911 Slauson Ave
Huntington Park, CA  90255

          We hereby consent to the filing of our opinion, dated April 22, 1998 and addressed to BT Alex.Brown Incorporated, as Exhibit 5.1 to the Registration Statement to be filed by Henry Company with respect to the registration of its 10% Series B Senior Notes due 2008. We also consent to the reference of our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                              Very truly yours,

                              /s/ Munger, Tolles & Olson LLP
                              ------------------------------
                              Munger, Tolles & Olson LLP